SOUTHWEST BANCORP, INC. REPORTS EXPECTED RESULTS

CONTACT:  RICK GREEN, PRESIDENT & C.E.O.

   KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE:  (405) 372-2230

RELEASE DATE: DECEMBER 23, 2005

 December 23, 2005, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (Nasdaq National Market--OKSB), (“Southwest”), today reported that it expected to earn net income for the fourth quarter of 2005 of approximately $4.4 to $4.8 million compared to $4.9 million reported for the fourth quarter of 2004. Diluted earnings per share are expected to be from $0.30 to $0.33 compared to $0.39 per share for the 2004 period. Net Income for the year ended December 31, 2005 is expected to be from $20.8 million to $21.2 million compared to the $18.6 million reported for the year 2004. Diluted earnings per share for the year 2005 are expected to be from $1.53 to $1.56 compared to $1.48 per share for the 2004 period. The difference between growth in net income and growth in earnings per share reflects the effects of the additional shares issued in Southwest’s late second quarter 2005 public offering.

 Loans at year end are expected to be at or above September 30, 2005 levels, while non performing assets are expected to be down by about 10%. The allowance for loan losses at year-end 2005 is expected to represent over 1.35% of total loans, compared to 1.29% at September 30, 2005, and 1.17% at year end 2004.

 Rick Green, President and Chief Executive Officer of Southwest, said, “We are pleased to report our expectations for at least a 10.5% increase in net income for the year. During the fourth quarter, we built the allowance through additional provisions for loan losses, although problem assets decreased. The increased provision relates mainly to several potential problem loans, all of which are now performing in accordance with their terms, and our close attention to the growth in relatively new markets and our concentrations in health care.”

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company (“Stillwater National”), SNB Bank of Wichita (“SNB Wichita”), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas and San Antonio, Texas; and Kansas City and Wichita, Kansas and on the Internet, through SNB DirectBanker®.

Forward-Looking Statements

 This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.